Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

WHEREAS, Image Sensing Systems, Inc. (hereinafter “ISS” or the “Company”) and Richard Ehrich (“Ehrich”) entered into a Benefit and Compensation Agreement dated August 25, 2016 (the “Employment Agreement”); and

WHEREAS, in order to receive certain severance payments and related benefits under Section 1(a) of the Employment Agreement, the parties agreed that Ehrich would be required to sign a release of claims at the time of the event contemplated by Section 1(a); and

WHEREAS, ISS has agreed to a form of release as set forth herein; and

WHEREAS, ISS represents the following is an accurate and comprehensive list of all positions and directorships in all legal entities and affiliates held by Ehrich as of the date of this agreement; and

WHEREAS, under the terms of this Severance and Release Agreement, Ehrich agrees to release all claims – whether known or unknown – that he may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates, through the date of his signature herein; and

NOW, THEREFORE, it is mutually agreed by and between the parties for good and valuable consideration as follows:

A.Ehrich affirms that he is signing this Severance and Release Agreement on or after the termination of his employment, as described in Section 1(a) of the Employment Agreement.

B.Ehrich, for good and valuable consideration, does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which he has or may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of his signature on this Severance and Release Agreement.

Ehrich understands that he is giving up any and all claims (whether now known or unknown) that he may have including (without limitation) claims relating to his employment with ISS, and the cessation of his employment with ISS, including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act; the Minnesota Whistleblower Act; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act (“ADA”); the Americans with Disabilities Amendments Act (“ADAAA”); the Family & Medical Leave Act (“FMLA”); the Fair Labor Standards Act (“FLSA”); the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act; the Genetic Information Nondiscrimination Act; the Workers Adjustment Retraining Notification Act; or any other federal, state, or local statute, ordinance, or law. Ehrich also understands that he is giving up all other claims, including those grounded in contract or tort theories, including but not limited to breach of contract; tortious interference with contractual relations; promissory estoppel; breach of manuals or other policies; assault; battery; fraud; false imprisonment;

invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, defamation and self-publication defamation; intentional or negligent infliction of emotional distress; sexual harassment; claims for unpaid wages, bonus or compensation in any form; claims pursuant to a Benefit Agreement between ISS and Ehrich dated July 28, 2014, claims pursuant to a Benefit and Compensation Agreement between ISS and Ehrich dated August 25, 2016 (other than payment of severance as set forth herein), and claims in contract or otherwise for any other agreements between ISS and Ehrich; claims for alleged breach of fiduciary duty under Section 409 of the Employee Retirement Income Security Act alleging impairment in value of Ehrich’s accounts, if any; or any other theory.

Ehrich further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates. Ehrich understands that, while he retains his right to bring an administrative charge with the Equal Employment Opportunity Commission or the Minnesota Department of Human Rights, he waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or claim.

C.Ehrich agrees that Ehrich shall not disparage or defame ISS in any respect.  ISS and its directors, and officers agrees it will not disparage Ehrich or Ehrich’s performance in any respect or otherwise take any action which could reasonably be expected to adversely affect Ehrich’s personal or professional reputation.  Further, Ehrich agrees that for all time hereafter forever, Ehrich will not use or make available or divulge to any person, firm, corporation or other entity any information of or regarding ISS including, without limitation, trade secrets, customer lists, business policies, financial information, technical information, methods of operation, marketing programs, customer price lists or any other confidential or secret information concerning the business and affairs of ISS or any of its affiliates.  Notwithstanding the foregoing, pursuant to the requirements of the Defend Trade Secrets Act, Ehrich is hereby notified that he is immune from any criminal or civil liability under any Federal or State trade secret law for disclosure of a trade secret that is made (1) in confidence to any Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purposes of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or other proceeding under seal, if investigating a suspected violation of law; or  (3) to an attorney in a lawsuit for retaliation by an employer if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

D.The parties acknowledge that any breach of any of their agreements set forth in Paragraph C will cause irreparable harm for which there is no adequate remedy at law and each party therefore consents to the issuance of any injunction in favor of the non-breaching party enjoining the breach of any of those agreements by any court of competent jurisdiction.  The parties further agree~~s~~ that the remedies provided for herein are in addition to, and are not to be construed as replacements for, or a limitation of, rights and remedies otherwise available to each party.

E.Ehrich acknowledges and agrees that he shall continue to be bound by the terms and conditions of the Proprietary Information and Inventions Agreement between ISS and Ehrich dated October 19, 2011, including, without limitation, the confidentiality, assignment on inventions, and non-competition restrictions.

F.Ehrich understands that he has the right to seek legal counsel before entering into this Severance and Release Agreement and that he has 21 days from the date he received this Severance and Release Agreement to execute it.

G.Ehrich understands that he may rescind (that is, cancel) within seven (7) calendar days of signing this Severance and Release Agreement the provisions of this Severance and Release Agreement with respect to claims arising under the Age Discrimination in Employment Act and that Ehrich may rescind within fifteen (15) calendar days of signing this Severance and Release Agreement the provisions of Paragraph B with respect to claims arising under the Minnesota Human Rights Act (collectively, the “Rescission Periods” and each a “Rescission Period”).  To be effective, rescission must be in writing, delivered to ISS at 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, MN 55104, Attn: Andrew T. Berger, within the applicable Rescission Period, or sent to ISS, at such address, by certified mail, return receipt requested, postmarked within the applicable Rescission Period.

H.If Ehrich exercises Ehrich’s right of rescission under Paragraph G of this Severance and Release Agreement, ISS will have the right, exercisable by written notice delivered to Ehrich, to terminate this Severance and Release Agreement in its entirety, in which event ISS will have no obligation whatsoever to Ehrich hereunder and Ehrich shall have no right to the consideration or benefits provided to him as described in Section 1(c) of the Employment Agreement.  If Ehrich exercises Ehrich’s right of rescission under Paragraph G of this Severance and Release Agreement, and ISS does not exercise its right to terminate this Severance and Release Agreement hereunder, the remaining provisions of this Severance and Release Agreement (including specifically the remaining provisions of Paragraph B of this Severance and Release Agreement) shall remain valid and continue in full force and effect.

I.Ehrich acknowledges that he has read this Severance and Release Agreement, that he understands it, and that he enters into the Severance and Release Agreement voluntarily.  Ehrich acknowledges that the consideration paid to him pursuant to Section 1(a) of the Employment Agreement is fair and adequate consideration for the promises, release and agreements made by Ehrich in this Severance and Release Agreement.

J.After the expiration of the Rescission Periods, provided Ehrich does not rescind any release in this Agreement, ISS shall pay Ehrich an amount equal to three months of base compensation (less regular withholding and deductions) over a three-month period on the condition that during said three-month period, Ehrich shall assist ISS in any matter requested by ISS (not to exceed 1 hour of work per week).  ISS shall also provide for the continuation of all benefits to Ehrich over this three-month period.  The continuation of group health benefits provided hereby will be in lieu of any benefits otherwise available to Ehrich pursuant to COBRA.

K.ISS shall pay Ehrich all amounts due related to the 2017 executive compensation plan commensurate with all goals and objectives outlined in the plan and equal to the goals and objectives achieved for all plan participants, which is $54,000.  This payment will be made to Ehrich at the earliest of: 1) the same date to the other members of the executive compensation plan, 2) before the payments to the other members of the executive compensation plan or 3) March 31, 2018.

L.In consideration for the purchase of all 3,333 shares of vested restricted stock, which for purposes of this contract will be considered vested, in ISS owned by Ehrich, within 10 days after the expiration of the Rescission Periods, provided Ehrich does not rescind any release in this Agreement (i) for each of the shares of outstanding vested restricted stock then owned by Ehrich in ISS, ISS shall pay Ehrich an amount equal to the closing price of ISS common stock listed on the Nasdaq as of said date.

M.Ehrich hereby resigns as an officer and employee of ISS and as a director, officer and employee of all affiliated and related entities of ISS.  ISS agrees to remove Ehrich from all director roles, responsibilities and agencies for all positions, pursuant to local jurisdiction, outlined above of all affiliated and related entities of ISS.  ISS agrees to provide written documentation from each jurisdiction to Ehrich confirming removal within three-months of the date of this agreement.  Alternatively, ISS may provide Ehrich written documentation for any such legal entity that was properly closed appropriately within the laws, regulations and guidelines of the local jurisdictions.  If such written documentation is not provided within three-months of the date of this agreement, ISS will compensate Ehrich $2,500 a month starting June 12, 2018 until all documentation is provided.

N.After the expiration of the Rescission Periods, provided Ehrich does not rescind any release in this Agreement, (i) after ISS deletes all ISS related files saved on his laptop, ISS shall return his laptop to Ehrich, (ii) ISS shall provide Ehrich with an electronic copy of the personal data from the Contacts and Outlook Applications stored on ISS’ servers, and (iii) ISS will provide a letter of recommendation to Ehrich.

O.Ehrich agrees that he will not defame or disparage the character, conduct, or abilities of ISS or its directors, officers or employees.  Ehrich further agrees that he has not made and will not make or solicit any comments or statements to or on any media, electronic or otherwise (including any websites, electronic mail, instant messages, text messages, Facebook®, Instagram®, Twitter®, blogs, or other similar social media networks or websites), or to any other entity that may defame or disparage the name and/or reputation of ISS or its directors, officers or employees.

P.ISS and its directors, and officers agree that they will not defame or disparage the character, conduct, or abilities of Ehrich.  ISS further agrees that it has not made and will not make or solicit any comments or statements to or on any media, electronic or otherwise (including any websites, electronic mail, instant messages, text messages, Facebook®, Instagram®, Twitter®, blogs, or other similar social media networks or websites), or to any other entity that may defame or disparage the name and/or reputation of Ehrich.

Q.This Severance and Release Agreement was originally offered to Ehrich on or about March 13, 2018.  Ehrich shall have until the close of business on April 3, 2018 to accept this Severance and Release Agreement.  If Ehrich desires to accept this Severance and Release Agreement, Ehrich shall execute this Severance and Release Agreement and return the same to ISS at the address set forth herein.  If Ehrich does not so accept this Severance and Release Agreement, this Severance and Release Agreement, and the offer contained herein, shall be null and void as of the close of business on April 3, 2018.

Dated: March 13, 2018	/s/ Richard A. Ehrich
Richard A. Ehrich

Dated: March 13, 2018	Image Sensing Systems, Inc.

By /s/ Andrew T. Berger
Its Executive Chairman

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